As filed with the Securities and Exchange Commission on December 18, 2020

Registration No. 333-234460

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 8 TO

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Qilian International Holding Group Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	4953	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Jiuquan Economic and Technological Development Zone

Jiuquan City, Gansu Province, 735000

People’s Republic of China
+86-0937-2689523

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1-212-947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 800 Third Avenue, Suite 2800 New York, NY 10022 212-530-2206	William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yarona L. Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 212-588-0022

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth company    ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered	Proposed Maximum Aggregate Price Per Share		Proposed Maximum Aggregate Offering Price(1)		Amount of Registration Fee(2)(5)
Ordinary shares, par value US$0.00166667 per share (“Ordinary Shares”) (3)	5,750,000	US$	7.00	US$	40,250,000	US$	5,224.45
Underwriters’ Warrants(4)	-		-		-		-
Ordinary shares underlying Underwriters’ Warrants	300,000	US$	7.70	US$	2,310,500	US$	299.9
Total	6,050,000		-	US$	42,560,500	US$	5,524.35

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act. Includes the offering price attributable to 750,000 additional Ordinary Shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Calculated pursuant to Rule 457(a) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.
(3)	In accordance with Rule 416(a), we are also registering an indeterminate number of additional Ordinary Shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.
(4)	We have agreed to sell to the underwriters, on the closing date of this offering, warrants (the "Underwriters' Warrants") in an amount equal to 6% of the aggregate number of Ordinary Shares sold by us in this offering. The exercise price of the Underwriters' Warrants is equal to 110% of the price of our Ordinary Shares offered hereby. The Underwriters' Warrants are exercisable for a period of five (5) years from the effective date of this registration statement and will terminate on the fifth anniversary of the effective date of the registration statement. Resales of the underwriters' warrants on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, are registered hereby. Resales of ordinary shares issuable upon exercise of the underwriters' warrants are also being similarly registered on a delayed or continuous basis hereby.
(5)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No.8 is being filed solely for the purpose of filing Exhibit 23.1 and refiling Exhibit 1.1 to this registration statement on Form F-1, or the Registration Statement, to update the filing status of such exhibits in Part II of the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page, filing status of such exhibit, and exhibit index of the Registration Statement. This Amendment No. 8 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 7 to the Registration Statement, filed on December 10, 2020.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association, which will become effective upon completion of this offering, provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former secretary’s or officer’s duties, powers, authorities or discretions; and

(b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former secretary or any of our officers in respect of any matter identified in above on condition that the secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.

The Underwriting Agreement, the form of which will be filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Rule 701 of Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

On February 7, 2019, the Company, under the Cayman Islands laws, issued 50,000,000 Ordinary Shares to the following persons and entities in a private transaction for USD $0.001 per share, 20,000,000 Ordinary Shares to Zhanchang Xin, our Chairman and Chief Executive Officer, 2,355,000 Ordinary Shares to Chen Xin, 11,885,000 Ordinary Shares to Zhijiu Holdings Limited, 11,195,000 Ordinary Shares to Gandikang Holdings Limited, 3,065,000 Ordinary Shares to Ahanzhai Development Limited, and 1,500,000 Ordinary Shares to Asia Times Holdings Limited.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-3 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Memorandum and Articles of Association**
4.1	Specimen Certificate for Ordinary Shares**
5.1	Opinion of Ogier regarding the validity of the Ordinary Shares being registered**
8.1	Opinion of Dentons Law Offices, LLP regarding certain PRC tax matters (included in Exhibit 99.3)**
10.1	Employment Agreement by and between CEO Zhanchang Xin and the Company on June 6, 2019**
10.2	Employment Agreement by and between CFO Haiping Shi and the Company on June 15, 2020**
10.3	Indemnification Agreement**
10.4	Amended Exclusive Service Agreement**
10.5	Equity Pledge Agreement**
10.6	Call Option Agreement**
10.7	Shareholders’ Voting Rights Proxy Agreement**
10.8	Form of Power of Attorney (included in Exhibit 10.6)**
10.9	From of Spousal Consents**
10.10	Unofficial English translation of Working Capital Loan Contract between Gansu Qilianshan Pharmaceutical Co., Ltd. and Agricultural Bank of China, dated March 25, 2019**
10.11	Unofficial English translation of Working Capital Loan Contract between Gansu Qilianshan Pharmaceutical Co., Ltd. and Agricultural Bank of China, dated May 21, 2019**
10.12	Unofficial English translation of Working Capital Loan Contract between Gansu Qilianshan Pharmaceutical Co., Ltd. and Agricultural Bank of China, dated July 12, 2019**
10.13	Unofficial English translation of Working Capital Loan Contract between Gansu Qilianshan Pharmaceutical Co., Ltd. and Agricultural Development Bank of China, dated February 10, 2020**
10.14	Unofficial English translation of Working Capital Loan Contract between Gansu Qilianshan Pharmaceutical Co., Ltd. and Bank of Lanzhou, dated April 2, 2020**
10.15	Unofficial English translation of Lease Agreement between Chengdu Qilianshan Biotechnology Co., Ltd. and Chengdu Dingsheng Jiaye Real Estate Brokerage Co., Ltd., dated October 19, 2019**
10.16	Unofficial English translation of Lease Agreement between Gansu Qilianshan Pharmaceutical Co. Ltd. and Ms. Kunqiong Zeng, dated October 19, 2019**
10.17	Unofficial English translation of Lease Agreement between Gansu Qilianshan Pharmaceutical Co. Ltd. and Ms. Jing Zhou, dated November 9, 2019**
10.18	Unofficial English translation of Lease Agreement between Chengdu Qilianshan Biotechnology Co., Ltd. and Sichuan Lianjia Real Estate Brokerage Co., Ltd., dated December 1, 2019**
10.19	Form of Director Consent by David Moss**
14.1	Code of Business Conduct and Ethics of the Registrant**
21.1	List of Subsidiaries**
23.1	Consent of Friedman LLP*
23.2	Consent of Ogier (included in Exhibit 5.1)**
23.3	Consent of Dentons Law Offices, LLP (included in Exhibit 8.1 and 99.3)**
99.1	The PRC Pharmaceutical Industry Market Study by Frost & Sullivan dated August 2020**
99.2	Frost & Sullivan Consent Letter**
99.3	Opinion of Dentons Law Offices, LLP, People’s Republic of China counsel to the Registrant, regarding certain PRC law matters and the validity of the VIE Agreements**
99.4	Request for Waivers and Representation under Item 8.A.4 of Form 20-F**

*	Filed herewith.
**	Previously filed.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jiuquan, Gansu, China, on December 18, 2020.

Qilian International Holding Group Limited

By:	/s/ Zhanchang Xin
Mr. Zhanchang Xin
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Zhanchang Xin	Chief Executive Officer and Chairman of the Board of Director	December 18, 2020
Name: Zhanchang Xin	(Principal Executive Officer)

/s/ Haiping Shi	Chief Financial Officer and Director Appointee	December 18, 2020
Name: Haiping Shi	(Principal Financial Officer)

/s/ Marta New	Independent Director Appointee	December 18, 2020
Name: Marta New

/s/ Ming Jing	Independent Director Appointee	December 18, 2020
Name: Ming Jing

/s/ David Moss	Independent Director Appointee	December 18, 2020
Name: David Moss

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on December 18, 2020.

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name: Collen A. De Vries
Title: Senior Vice President

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